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                                                                    EXHIBIT 11.1

                  AMERICAN TELECASTING, INC. AND SUBSIDIARIES

                               Earnings Per Share
                (Dollars in thousands except per share amounts)


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
                                                                        ------------------------------------------------
                                                                                      Years Ended December 31
                                                                        ------------------------------------------------
                                                                                1994          1995           1996
                                                                        ------------------------------------------------
Loss before extraordinary charge and cumulative effect of
   accounting change, net of income taxes . . . . . . . . . . . . . .          $(15,478)     $(55,696)       $(98,380)
Extraordinary charge on early retirement of debt. . . . . . . . . . .              --        (11,541)          --
Cumulative effect of accounting change, net of income taxes . . . . .              --            602           --
                                                                        ------------------------------------------------
Net Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $(15,478)     $(66,635)       $(98,380)
Dividend embedded in conversion of Series B Convertible
    Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . .              --            --            (6,250)
                                                                        ------------------------------------------------
Net Loss applicable to Class A Common Stock . . . . . . . . . . . . .          $(15,478)     $(66,635)      $(104,630)
                                                                        ================================================

Weighted average number of shares outstanding . . . . . . . . . . . .        14,357,116    15,977,377      18,095,961
                                                                        ================================================

Loss per share applicable to Class A Common Stock before
  extraordinary charge and cumulative effect of accounting change . .            $(1.08)       $(3.49)         $(5.78)
Loss per share from extraordinary charge  . . . . . . . . . . . . . .               --          (0.72)           --
Income per share from cumulative effect of accounting change  . . . .               --           0.04            --
                                                                        ------------------------------------------------
Net loss per share applicable to Class A Common Stock . . . . . . . .            $(1.08)       $(4.17)         $(5.78)
                                                                        ================================================

Pro Forma Unaudited

Shares used to compute net loss per share . . . . . . . . . . . . . .        14,357,116
Incremental Common Shares for pro forma conversion of Series A
   Convertible Preferred Stock at beginning of period . . . . . . . .           88,289
                                                                        -----------------
Shares used to compute pro forma net loss per share . . . . . . . . .       14,445,405
                                                                        =================

Net loss per share  . . . . . . . . . . . . . . . . . . . . . . . . .           $(1.07)
                                                                        =================
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